Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Alliance Media Group Holdings, Inc.

400 N Congress Avenue

Suite 130

West Palm Beach, FL 33401

Gentlemen:

We have issued our report dated May 17, 2012 accompanying the financial statements of Alliance Media Group Holdings, Inc. as of April 30, 2012 and the related statements of operations, stockholders’ equity and cash flows for the period then ended contained in the Form S-1 under the Securities Exchange Act of 1933, as amended.  We consent to the use of the aforementioned report in the Form S-1 under the Securities Exchange Act of 1934, as amended.

We further consent to the reference to our firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.

Hackensack, New Jersey

October 4, 2012